Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-51671-01, 333-51759, 333-61913 and 333-99499-01 and Form S-8 Nos. 333-38878, 333-12117, 333-29759 and 333-55901) and in the related Prospectuses of Highwoods Properties, Inc. in the Registration Statement (Form S-3 Nos. 333-51671 and 333-99499) and related Prospectus of Highwoods Realty Limited Partnership of our report dated October 22, 2004, with respect to the consolidated financial statements and schedules of Highwoods Properties, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Raleigh, North Carolina

November 9, 2004